EXHIBIT NO. 11



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                              GERBER SCIENTIFIC, INC. AND SUBSIDIARIES

                                 COMPUTATION OF PER SHARE EARNINGS



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                                             Three Months                 Six Months
                                                Ended                        Ended
                                              October 31                  October 31
                                     ---------------------------   ---------------------------
                                         1997           1996           1997           1996
                                     ------------   ------------   ------------   ------------


   Net earnings                      $  5,496,000   $  5,135,000   $ 10,067,000   $  6,738,000
                                     ============   ============   ============   ============



   Weighted average shares of
     common stock outstanding
     during the period                 22,679,135     23,231,530     23,001,000     23,220,984


   Common stock equivalents:

     Common stock attributable
     to stock options (treasury
     stock method)                        645,571         95,580        516,597        129,042
                                     ------------   ------------   ------------   ------------


   Average common shares
     outstanding                       23,324,706     23,327,110     23,517,597     23,350,026
                                     ============   ============   ============   ============


     Net earnings per common share   $        .24   $        .22   $        .43   $        .29
                                     ============   ============   ============   ============


   Note: Net earnings per common share as calculated above is presented on a primary and fully diluted basis.

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